EXHIBIT 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Roger G. Stoll, Ph.D.	Damian McIntosh/ Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

Cortex Reports Operating Results for March 31, 2005

Increased Expenses Reflect Amounts for Advancing AMPAKINE® CX717

IRVINE, CA (May 13, 2005) — Cortex Pharmaceuticals, Inc. (AMEX: COR) reported a net loss of $2,648,000, or $0.08 per share for the quarter ended March 31, 2005 compared with a net loss of $874,000, or $0.03 per share for the corresponding prior year period. In November 2004 the Company’s Audit Committee, under authority from the Board of Directors, approved a change in the Company’s fiscal year-end from June 30 to December 31. A report covering the transitional six-month period ended December 31, 2004 was filed on a Form 10-K.

Revenues of $699,000 for the quarter ended March 31, 2005 decreased from $1,166,000 for the prior year period due to the end of scheduled support under the October 2002 amendment to the Company’s collaborative agreement with Servier. Cortex continues to receive approximately $2,200,000 of annual research support from Servier under the original terms of the agreement, as extended at the end of 2003.

Operating expenses of $3,425,000 for the quarter ended March 31, 2005 included increased expenses for the clinical development of AMPAKINE compound CX717, which recently completed early Phase IIa clinical trials in sleep deprived subjects. As reported earlier, preliminary top-line analysis of the study data suggests that CX717, when compared to placebo, increased wakefulness in a dose-related fashion, impacted the performance in individuals particularly affected by sleep deprivation and showed little effect on those whose performance was not impaired. Given the large data set associated with this CX717 study, Cortex plans to have follow-up disclosure to its shareholders once all the data has been completely analyzed by the Company and its investigators.

A very important issue that has come to the attention of Cortex is that the slides shown on the webcast of Dr. Stoll’s presentation were not the same as those actually presented at the Rodman & Renshaw 2nd Annual Global Healthcare Conference in Paris, France on May 4, 2005. Cortex has contacted the site to correct this problem and the slides from his presentation have now replaced the material previously shown on the webcast. The top-line data from the sleep deprivation trial can now be found as shown at the conference with link shown below:

http://www.wsw.com/webcast/rrshq5/cor/

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease, including Mild Cognitive Impairment, Alzheimer’s disease and anxiety disorders.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2005	2004
Research, license and grant revenues	$699	$1,166
Operating expenses:
Research and development	2,636	1,164
General and administrative	783	622
Non-cash, stock compensation charges	6	182

Total operating expenses	3,425	1,968

Loss from operations	(2,726)	(802)
Interest income, net	161	32
Change in fair value of common stock warrants	(64)	—
Amortization of capitalized financing costs	(19)	(104)

Net loss	$(2,648)	$(874)

Net loss per share, basic and diluted	$(0.08)	$(0.03)

Shares used in computing per share amounts
Basic and diluted	32,626	25,553

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	March 31, 2005 (Unaudited)	December 31, 2004
Assets:
Cash and cash equivalents	$3,130	$9,157
Marketable securities	22,323	18,838
Accounts receivable	40	42
Other current assets	301	318

	25,794	28,355
Furniture, equipment and leasehold improvements, net	450	388
Capitalized financing costs	—	1,136
Other assets	33	33

Total assets	$26,277	$29,912

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$1,540	$1,907
Unearned revenue — current	830	377
Non-current liabilities	32	23
Common stock warrants	—	3,958
Stockholders’ equity	23,875	23,647

Total liabilities and stockholders’ equity	$26,277	$29,912

More information at www.cortexpharm.com

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